Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to the Registration Statement (Form S-3/A No. 333-236353) and related Prospectus of Brickell Biotech, Inc. for the registration of up to $75,000,000 of its common stock, preferred stock, debt securities, warrants or units and to the incorporation by reference therein of our report dated March 18, 2020, with respect to the consolidated financial statements of Brickell Biotech, Inc., included in Brickell Biotech Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado
April 9, 2020